EXHIBIT 21
Subsidiaries of Registrant

	State of	Percentage
Company Name	Incorporation	Ownership

CICA Life Insurance Company of America (CICA)	Colorado	100% Direct

Citizens Academy, LLC	Texas	100% Direct

Citizens National Life Insurance Company (CNLIC)	Texas	100% Indirect

Computing Technology, Inc. (CTI)	Colorado	100% Indirect

Funeral Homes of America, Inc. (FHA)	Louisiana	100% Indirect

Insurance Investors, Inc. (III)	Texas	100% Indirect

Integrity Capital Corporation (ICC)	Indiana	87% Direct 13% Indirect

Integrity Capital Insurance Company (ICIC)	Indiana	100% Indirect

Security Plan Life Insurance Company (SPLIC)	Louisiana	100% Indirect

Security Plan Fire Insurance Company (SPFIC)	Louisiana	100% Indirect